                                                                  Exhibit 99(a)

US Contacts:
AsiaInfo Holdings, Inc.
ir@asiainfo.com
408-970-0080

China Contacts:
AsiaInfo Technologies (China), Inc.
Lesley Zhang
zhangyan2@asiainfo.com
8610-6250-1658 ext. 6036

Jessica Barist Cohen
Ogilvy Public Relations Worldwide
jessica.cohen@ogilvy.com
86-21-6218-3009 ext. 238


                     AsiaInfo Reports Second Quarter Results

BEIJING/SANTA CLARA, Calif. - July 22, 2003 - AsiaInfo Holdings, Inc. (Nasdaq:
ASIA), a leading provider of telecom network and software solutions in China, today announced second quarter results for the period ended June 30, 2003.

As consistent with the company's revised guidance announced in mid-June, second quarter revenues were lower than originally anticipated, having been impacted by the SARS outbreak. Second quarter net revenue (total revenue net of hardware costs) was US$12.8 million, which is approximately flat with the previous quarter and a 35 percent decrease over the same period a year ago.

Net revenue for the company's Communications Solutions (CS) business unit was US$7.1 million, a 6 percent increase over the first quarter, and a 26 percent decrease over the second quarter of the previous year. The company's Operation Support System solutions (OSS) business unit had net revenue of US$5.7 million for the second quarter, a 6 percent decrease from the previous quarter and a 44 percent decrease from the same period a year ago. (N.B. Please note that due to the change made in the company's reporting structure last quarter, year-ago revenues are being reported on a like basis.)

The company's net revenue backlog reached US$44.7 million, an 8 percent increase over the previous quarter's US$41.3 million, and almost flat with the same period a year ago.

Gross revenue (which includes hardware costs) for the quarter was US$26.9 million, a 12 percent decrease over the previous quarter and a 26 percent decrease over the same period in 2002. Gross profit was US$7.2 million, relatively flat with the previous quarter and a 45 percent decrease over the second quarter of 2002.

Sales and Marketing expenses increased by 17 percent over the typically slower first quarter, and decreased by 39 percent compared to the same period a year ago. General and Administrative expenses increased by 28 percent over the previous quarter and by about 100 percent compared to the same period in the previous year. The year-over-year increase is due largely to the collection of bad debt in the amount of US$1.0 million which took place in the second quarter last year and drove the G&A expenses down to atypical levels for the period. The company continued its ongoing investment in Research and Development, which grew by 5 percent over the 2003 first quarter and 14 percent over the same period a year ago.

Total operating expenses for the second quarter were US$8.6 million, a 15 percent increase when compared to last quarter, excluding that quarter's one-time, non-cash impairment charge relating to goodwill and acquired intangible assets, and a 6 percent decrease compared to the same period a year ago. The company had a loss of operations for the second quarter of US$1.4 million, compared to last quarter's operating income of US$12 thousand, before the same one time charge, and operating income of US$3.8 million for the same period in the previous year.

The company announced a net loss of US$1.1 million, or negative US$0.02 per basic share. This compares to last quarter's net income of $1.2 million, excluding the one time impairment charge, and net income of US$3.6 million for the same period a year ago.

The company generated a negative operating cash flow of US$9.8 million for the quarter, largely due to delayed cash collections resulting from the SARS outbreak.

Xingsheng Zhang, AsiaInfo's President and Chief Executive Officer, said, "While our second quarter revenues are lower than initially expected due to the SARS outbreak, the company continues to take advantage of improving market conditions, as evidenced by our second quarter backlog.

"As carriers continue to focus on delivering best customer services and improving profitability, we believe that our established strengths in customer reach, technology advancement and management efficiency will further enable us to capture the market opportunities. Specifically, our increased cooperation with other suppliers, as well as our deepened relationships with our customers, will enable us to further move up along the industry value chain, thus contributing to both our business growth and our profitability. Our recently announced partnerships with Ericsson and Frost & Sullivan, for example, speak to these type of expanded relationships and growth opportunities."

Mr. Zhang continued, "I would also like to take this opportunity to thank all of AsiaInfo's employees for their hard work and diligence during the past quarter. Despite the sometime difficult conditions caused by the SARS outbreak, they displayed an unwavering commitment to the highest level of service and quality, and I am grateful to their continued support and dedication to the company."

New Contract Wins

Despite the effects of the SARS outbreak, AsiaInfo signed a number of contracts during the second quarter, particularly in the areas of customer care and CRM, BOSS, and SMS-related products.

   . An AIISMG (Internet Short Messaging Gateway) software solution contract with China Mobile;
   . A contract to provide Jiangsu Unicom, a major China Unicom subsidiary, with a convergent customer care and billing system;
   . Contracts with Chongqing Mobile, Jiangxi Mobile and Jilin Mobile to provide analytical Customer Relationship Management (CRM) software solution;
   .  A contract to upgrade Sichuan Mobile's original CRM system;
   . Multiple BOSS consolidation contracts with seven China Mobile subsidiaries, including Shanghai Mobile, Gansu Mobil, Tibet Mobile, Jiangxi Mobile, Guizhou Mobile, Zhejiang Mobile and Inner Mongolia Mobile;
   . A contract with Liaoning Mobile to provide them with an analytical CRM software solution;
   .  A contract to upgrade China Unicom's UniNet-based email system;
   . Two contracts with Henan Unicom and Hubei Unicom to support the third phase of their provincial UniNet construction;
   .  A contract to upgrade Shanghai Mobile's Internet Short Message Gateway.
   . A contract to provide China Netcom with convergent billing software solution for its BOSS network.

New Partnership

During the second quarter, AsiaInfo announced a Memorandum of Understanding with Ericsson (China) that formalizes a relationship for deepened strategic cooperation with AsiaInfo and expanded opportunities for future collaboration.

Business Outlook

The following outlook statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

AsiaInfo expects third quarter 2003 net revenue to be US$14 to 15 million. Earnings per basic share is expected to be between US$0.01 to 0.02. At this point in time it is still too early to comment on previously provided annual guidance, but the company will do so when a clearer picture of third quarter sales order booking emerges.

                             ASIAINFO HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

         Excluding Impairment of Goodwill and Acquired Intangible Assets
                          (Amounts in thousands of US$)

                                                           2003             2002            2003             2002
                                                         Three Months Ended Jun 30         Six Months Ended Jun 30
Revenues:
  Communications solutions                                  17,095           15,256          40,222           32,550
  Operation support system solutions                         9,809           21,303          17,355           32,546
Total revenues                                              26,904           36,559          57,577           65,096

Cost of revenues:
  Communications solutions                                  12,276            9,188          31,014           21,304
  Operation support system solutions                         7,426           14,334          11,857           19,467
Total cost of revenues                                      19,702           23,522          42,871           40,771

Gross profit                                                 7,202           13,037          14,706           24,325

Operating expenses:
  Sales and marketing                                        2,930            4,809           5,444            8,377
  General and administrative                                 2,966            1,472           5,283            5,017
  Research and development                                   2,666            2,345           5,211            4,609
  Amortization of deferred stock compensation                   37               97             106              250
  In Process research and development                            0                0               0              350
  Amortization of intangible assets                             40              477              87              795
  Impairment of goodwill and acquired intangible assets          0                0          30,221                0
Total operating expenses                                     8,639            9,200          46,352           19,398

(Loss) income from operations                               (1,437)           3,837         (31,646)           4,927

Other income (expenses):
  Interest income                                              366              500             820            1,233
  Interest expense                                              (1)             -30              (2)             (74)
  Other income (expenses),net                                  (31)              37             (31)              38
Total other income (expenses),net                              334              507             787            1,197

Income before income taxes, minority interests and          (1,103)           4,344         (30,859)           6,124
equity in loss of affiliate
  Income tax expense                                          (134)             529            (958)             796
  Minority interests                                           (12)             -45             (12)             (10)
  Equity in loss of affiliate                                  (72)            -154            (187)            (281)

Net (loss) income                                           (1,053)           3,616         (30,100)           5,037
Net (loss) income per share
  Basic                                                      (0.02)            0.08           (0.68)            0.12
  Diluted                                                    (0.02)            0.08           (0.68)            0.11
Shares used in computing per share amounts
  Basic                                                 44,261,401       43,629,646      44,234,013       43,040,879

  Diluted                                               44,261,401       46,554,057      44,234,013       46,230,056

Segment information
  CS revenue net of hardware cost                            7,101            9,603          13,782           18,776
  OSS revenue net of hardware cost                           5,655           10,009          11,692           17,910
  Consolidated revenues net of hardware cost                12,756           19,612          25,474           36,686
  Consolidated cost of sales net of hardware cost            5,554            6,575          10,768           12,361
  Consolidated gross profit                                  7,202           13,037          14,706           24,325

                             ASIAINFO HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          (Amounts in thousands of US$)

                                                                2003           2002           2003           2002
                                                             Three Months Ended Jun 30      Six Months Ended Jun 30
Revenues:
  Communications solutions                                       17,095         15,256         40,222         32,550
  Operation support system solutions                              9,809         21,303         17,355         32,546
Total revenues                                                   26,904         36,559         57,577         65,096

Cost of revenues:
  Communications solutions                                       12,276          9,188         31,014         21,304
  Operation support system solutions                              7,426         14,334         11,857         19,467
Total cost of revenues                                           19,702         23,522         42,871         40,771

Gross profit                                                      7,202         13,037         14,706         24,325

Operating expenses:
  Sales and marketing                                             2,930          4,809          5,444          8,377
  General and administrative                                      2,966          1,472          5,283          5,017
  Research and development                                        2,666          2,345          5,211          4,609
  Amortization of deferred stock compensation                        37             97            106            250
   In Process research and development                                0              0              0            350
   Amortization of intangible assets                                 40            477             87            795
  Impairment of goodwill and acquired intangible asstets              0              0         30,221              0

  Total operating expenses                                        8,639          9,200         46,352         19,398

(Loss) income from operations                                    -1,437          3,837        -31,646          4,927

Other income (expenses):
  Interest income                                                   366            500            820          1,233
  Interest expense                                                   -1            -30             -2            -74
  Other income (expenses),net                                       -31             37            -31             38
 Total other income (expenses),net                                  334            507            787          1,197

Income before income taxes, minority interests and
equity in loss of affiliate                                      -1,103          4,344        -30,859          6,124

  Income tax expense                                               -134            529           -958            796
  Minority interests                                                -12            -45            -12            -10
  Equity in loss of affiliate                                       -72           -154           -187           -281


Net (loss) income                                                -1,053          3,616        -30,100          5,037
Net (loss) income per share
  Basic                                                           -0.02           0.08          -0.68           0.12
  Diluted                                                         -0.02           0.08          -0.68           0.11
Shares used in computing per share amounts
  Basic                                                      44,261,401     43,629,646     44,234,013     43,040,879
  Diluted                                                    44,261,401     46,554,057     44,234,013     46,230,056

Segment information
CS revenue net of hardware cost                                   7,101          9,603         13,782         18,776
OSS revenue net of hardware cost                                  5,655         10,009         11,692         17,910
Consolidated revenues net of hardware cost                       12,756         19,612         25,474         36,686
Consolidated cost of sales net of hardware cost                   5,554          6,575         10,768         12,361
Consolidated gross margin                                         7,202         13,037         14,706         24,325

                             ASIAINFO HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                (Amounts In US$)

                                                              Jun 30,2003       Dec 31,2002
ASSETS
Current Assets
  Cash and cash equivalents                                   103,818,959       115,152,694
  Restricted cash                                              16,055,151        14,457,903
  Short term investments                                       11,307,255        11,260,429
  Notes receivable                                              2,196,002            63,631
   Accounts receivable, trade (net of allowance for
   doubtful accounts of 1,133,351, and 2,271,590, at Dec
   31, 2002, and Jun 30, 2003 respectively)                    70,037,135        49,373,454
  Inventories                                                   4,709,641        10,934,289
  Other current assets                                         12,847,533        13,851,978
Total current assets                                          220,971,676       215,094,378

Property, plant, and equipment-net                              3,206,349         4,045,923
Investment in affiliate                                         2,621,603         2,807,756
Other assets                                                   11,462,660        41,481,895
Total assets                                                  238,262,288       263,429,952

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term bank loans                                            60,405            60,406
  Notes payable                                                 2,907,036         2,447,144
  Accounts payable                                             26,855,039        19,261,283
  Accrued employee benefit                                      5,523,514         5,082,550
  Deferred revenue                                              6,898,279         5,055,831
  Income taxes payable                                            885,450         2,760,486
  Other taxes payable                                           1,371,138         2,578,606
  Other current liabilities                                    13,189,474        15,708,509
Total current liabilities                                      57,690,335        52,954,815

Total liabilities                                              57,690,335        52,954,815

Minority interests                                                      0           317,319

Stockholder's equity:
   Common stock, 100,000,000 shares authorized; 0.01 par
   value, shares issued and outstanding: Dec 31,2002
   44,193,474; Jun 30,2003 44,265,446                             442,654           441,935
  Additional paid-in capital                                  201,061,220       200,649,428
  Deferred stock compensation                                           0          (105,628)
  Retained earnings (accumulated deficit)                     (20,990,221)        9,109,903
  Accumulated other comprehensive income (loss)                    58,300            62,180
Total stockholders' equity                                    180,571,953       210,157,818

Total Liabilities and Stockholders' Equity                    238,262,288       263,429,952

Second Quarter Conference Call

AsiaInfo will host a conference call to discuss second quarter earnings at 5:00pm Pacific Time/8:00pm Eastern Time today (Beijing/Hong Kong time: July 23, 2003 at 8:00am). The management team will discuss quarterly results and highlights, and answer any questions. The dial-in number for the call is 973-582-2732. A replay will be available by dialing 877-519-4471 for US callers or 973-341-3080 for international callers with a personal identification number
(PIN) of 4020330 between 7:00pm Pacific Time on July 22, 2003 and 7:00pm Pacific Time on July 29, 2003. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at the address shown below.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of telecom network and software solutions in China. The company provides high-quality software and solutions to China's telecom carriers, meeting the demanding needs of a fast-growing industry. AsiaInfo's products and services cover network infrastructure services including design, implementation, operation and optimization, customer management and billing solutions; decision support systems; and service applications encompassing messaging, broadband, wireless and other advanced applications.

Organized as a Delaware corporation, AsiaInfo has constructed national backbones and provincial access networks for all of China's major national telecom carriers since 1995, including China Telecom, China Mobile, China Unicom and China Netcom. Since 2000, the company has successfully shifted its focus from Internet infrastructure construction to the provision of a full suite of telecom software solutions.

For more information about AsiaInfo, please visit http:/www.asiainfo.com.

This release contains projections and other forward-looking statements regarding future events and the future financial performance of AsiaInfo that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by AsiaInfo with the SEC, specifically the most recent reports on Form 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in AsiaInfo's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. Any projections in this release are based on limited information currently available to AsiaInfo, which is subject to change.

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